UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)
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NOTICE OF 2018
ANNUAL MEETING
& INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 16, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 16, 2018 at 10:00 a.m., Eastern Time, at the offices of the Company's parent, The Southern Company, at 30 Ivan Allen Jr. Boulevard, N.E., Atlanta, Georgia 30308, to elect seven members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 2, 2018 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Mississippi Power Company Corporate Secretary at (228) 864-1211.

The Information Statement and the 2017 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2017 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018.

This Information Statement and the 2017 Annual Report also are available to you at www.mississippipower.com/about-us/financials.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 16, 2018

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (Company) in connection with the 2018 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 16, 2018 at 10:00 a.m., Eastern Time, at the offices of the Company's parent, The Southern Company, at 30 Ivan Allen Jr. Boulevard, N.E., Atlanta, Georgia 30308. This Information Statement is initially being provided to shareholders on or about April 16, 2018. The Information Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2017 (2017 Annual Report) are also available on the internet at www.mississippipower.com/about-us/financials. The Company's principal business address is 2992 West Beach Boulevard, Gulfport, Mississippi 39501.

At the meeting, the shareholders will vote to elect seven members to the Board of Directors and will transact any other business that may properly come before the shareholders. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company's common stock and preferred stock on the record date of April 2, 2018 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 34,210 shares of preferred stock, with par value of $100 per share, and 1,200,000 shares of depositary preferred stock, each depositary share representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of Directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock is entitled to one vote, and each share of outstanding preferred stock is entitled to one half of a vote. The Company's charter provides for cumulative voting rights for the shares of common stock and preferred stock in the election of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2019 Annual Meeting, shareholder proposals must be received by the Company no later than February 15, 2019.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of seven Directors is to be elected at the 2018 Annual Meeting of Shareholders, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director except Mr. Thomas M. Duff, who was elected as a Director in February to be effective April 24, 2018. If any named nominee becomes unavailable for election, the Board may substitute another nominee. Dr. Philip J. Terrell, a Director of the Company since 1995, will retire from the Board on May 1, 2018, the end of his current term. The Company sincerely thanks Dr. Terrell for his dedicated service to the Board.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The information, including the age of each Director, is current as of the date of this Information Statement.

Anthony L. Wilson - Director since 2016
Mr. Wilson, 54, has served as Chairman of the Board since August 2016. He was elected as President of the Company in October 2015 and Chief Executive Officer in January 2016. Prior to assuming his current positions, Mr. Wilson served as Executive Vice President of the Company from May 2015 to October 2015 and as Executive Vice President of Georgia Power Company (Georgia Power) from January 2012 to May 2015. Mr. Wilson's leadership experience, industry knowledge, and experience throughout the system are valuable to the Board.

Carl J. Chaney - Director since 2009
Mr. Chaney, 56, has more than 30 years of leadership experience in the banking and financial services sector. Since August 2017, Mr. Chaney has served as the Executive Chairman of the Board of Directors for BCB Capital Group (BCB). BCB is an investment group that raises capital to acquire financial institutions throughout the Southeast. In late February 2017, he was approved by federal and state bank regulators to serve as President and Chief Executive Officer of First NBC Bank Holding Company (FNBC) and its bank subsidiary First NBC Bank (FNBC Bank) in New Orleans, Louisiana. The Louisiana Office of Financial Institutions closed FNBC and FNBC Bank in April 2017 and placed them into Federal Deposit Insurance Corporation receivership shortly thereafter. Before his role at FNBC and FNBC Bank, Mr. Chaney served as Vice-Chairman and a Director of JTS Capital Group from August 2015 to February 2017. Mr. Chaney retired effective January 1, 2015 from his positions as Director, President, and Chief Executive Officer of Hancock Holding Company, in Gulfport, Mississippi, Director, President, and Chief Executive Officer of Hancock Bank, in Gulfport, Mississippi, Director and Chief Executive Officer of Whitney Bank, in New Orleans, Louisiana, and Director and President of a number of other subsidiaries of Hancock Holding Company. Mr. Chaney served as Director, President, and Chief Executive Officer of Hancock Holding Company from 2006 to January 1, 2015. Mr. Chaney previously served on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch. He serves as Vice-Chairman of the Board of Directors of the Gulf Coast Renaissance Corporation and he served as Chair-Elect and Treasurer of the MS Economic Council, where he also served on the Board of Directors and Executive Committee. Mr. Chaney served on the Board and Executive Committee of the Gulf Coast Business Council and is a past Chairman of the Gulf Coast Chamber. He also serves on the Board and is a past Chairman of the University of Mississippi Banking & Finance Advisory Board. Active in the banking industry, Mr. Chaney was a member of The Financial Services Roundtable in Washington, D.C. He also is an inaugural member of the Banking Advisory Board of Directors of the American Banker. He is past Chairman of the Mississippi Bankers Association and has served on numerous committees of the Mississippi, Louisiana, and Florida Bankers Associations. Mr. Chaney's strong financial experience in the areas of banking and finance and experience in regulatory law are beneficial to the Board.

L. Royce Cumbest - Director since 2010
Mr. Cumbest, 67, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc., in Pascagoula, Mississippi. Mr. Cumbest has been in the banking industry since 1971 and with Merchants & Marine Bank since 1976. He currently serves as Vice Chariman and Director of the Jackson County Economic Development Foundation and serves on the Mayor's Advisory Board for the City of Moss Point and the Advisory Board of the Mississippi Maritime Museum. Mr. Cumbest has many years of recognized leadership in civic and charitable functions. His business experience and financial expertise are particularly valuable to the Board.

Mr. Thomas M. Duff - Director since 2018
Mr. Duff, 61, was elected as a Director of the Company to be effective April 24, 2018. Mr. Duff is Co-Owner of Duff Capital Investors (DCI), the largest privately-held corporation in Mississippi. Mr. Duff founded DCI with his brother in 2007. DCI is comprised of sixteen operating companies, including a variety of transportation, hospitality, automotive, tire service, insurance, and real estate entities. Mr. Duff serves on the Board of Trustees of the Mississippi State Institutions of Higher Learning and the Board of Directors of Trustmark National Bank in Hattiesburg, Mississippi. Mr. Duff's business experience and leadership skills are valuable to the Board.

Mark E. Keenum - Director since 2013
Dr. Keenum, 57, has served as President of Mississippi State University since 2009. In 2016, he was elected president of the Southeastern Conference (the Conference), where he leads the Conference's Executive Committee and serves on the Conference's Content Committee that oversees the SEC Network. He also represents the Conference as a member of the College Football Playoff Board of Managers. He is also a member of the Boards of Directors of Innovate MS, International Fertilizer Development Center, and the Foundation for Food and Agriculture Research. He previously served as Under Secretary of the U.S. Department of Agriculture from 2006 until 2008. Dr. Keenum was Chief of Staff and Legislative Assistant in the office of U.S. Senator Thad Cochran from 1989 until 2006. Dr. Keenum's experience in the educational system and the federal government makes him a valuable member of the Board.

Christine L. Pickering - Director since 2007
Mrs. Pickering, 57, is a Certified Public Accountant (CPA) and has owned her business, Christy Pickering, CPA Public Accounting Firm, in Biloxi, Mississippi, for 26 years. She serves as a Director of Hancock Holding Company and is the Chair of its Corporate Governance and Nominating Committee, Vice Chair of its Audit Committee, and a member of its Compensation Committee. Mrs. Pickering also serves as a trustee on the Institutions of Higher Learning Board for the State of Mississippi for the 2008 to 2018 term. Additionally, she previously served on the Boards of Directors of Gulf Coast Renaissance Corporation and Infinity, Inc. as well as the Board of Trustees of Gulf Coast Medical Center, having served on that Board as Chairman for three years. She has been actively engaged in community service as past President of the Biloxi Rotary Club and as a member of the Inaugural Class of Leadership Gulf Coast. Mrs. Pickering, as a CPA and business owner, brings a wealth of accounting and finance experience to the Board.

Marion L. Waters - Director since 2010
Mr. Waters, 62, is a Partner in Waters International Trucks, Inc., Waters Trucks & Tractor Co., Inc., and Waters Transportation, Inc., in Meridian, Mississippi. Mr. Waters is a well-known business person and civic leader. Mr. Waters has an extensive career in the trucking industry, having served in positions of progressing importance for more than 40 years. His experience includes oversight of facilities throughout Mississippi in Meridian, Columbus, Kosciusko, Natchez, and Hattiesburg. Mr. Waters' experience also includes service on two international Boards that oversee the transportation industry. Mr. Waters received the 2013 Philanthropist of the Year Award from Meridian Community College and the Hartley D. Peavey Entrepreneur of Excellence Award in 2009. He is also a member of the Meridian Community College Foundation Board of Directors. Mr. Waters previously served on the Boards of the East Mississippi Business Development Corporation and the Aldersgate Retirement Community. Mr. Waters is the president of the Alliance for Growth Organization and is serving on the Mississippi State University College of Business Executive Advisory Board. His keen business mind and knowledge of transportation and logistics as well as relationships with the residents and businesses of Mississippi are invaluable to the Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2018 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors that currently consists of seven members. The current nominees for election as Directors consist of six non-employee Directors and Mr. Wilson, the Chairman, President, and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

Annual cash retainer:

•	$44,000 retainer paid in quarterly amounts of $11,000

Annual stock retainer:

•	$34,500 per year payable in shares of Southern Company common stock (Common Stock), paid in quarterly grants of $8,625

Meeting fees:

•
Board meeting fees are not paid for participation in the initial five meetings of the Board in a calendar year. If more than five meetings of the Board are held in a calendar year, $1,200 will be paid for participation in each meeting of the Board beginning with the sixth meeting.

•
Committee meeting fees are not paid for participation in the initial five meetings of the committee in a calendar year. If more than five meetings of the committee are held in a calendar year, $1,200 will be paid for participation in each meeting of the committee beginning with the sixth meeting.

•	A Chairperson fee of $1,000 is paid to the Chairperson for each committee meeting he or she chairs.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Mississippi Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board ends. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock or cash upon leaving the Board; or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors that served during any part of 2017, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive non-equity incentive plan compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Carl J. Chaney	49,750	19,500	360	69,610
L. Royce Cumbest	52,750	19,500	360	72,610
Thomas A. Dews(4)	1,833	1,625	1,132	4,590
Mark E. Keenum	49,750	19,500	515	69,765
Christine L. Pickering	49,750	19,500	225	69,475
Philip J. Terrell(5)	49,750	19,500	0	69,250
Marion L. Waters	49,750	19,500	360	69,610

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of insurance payments for Mr. Dews and Dr. Keenum and gifts and activities provided to attendees at Company-sponsored events.
(4)	Mr. Dews retired from the Board on February 1, 2017.
(5)	Dr. Terrell will retire from the Board at the end of his term on May 1, 2018.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because the Chief Executive Officer is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry. The Board believes that the combined role of Chief Executive Officer and Chairman promotes the development and execution of the Company's strategy and facilitates the flow of information between management and the Board, which is essential to effective corporate governance.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each meeting of the Controls and Compliance Committee. The Chair of the Controls and Compliance Committee currently presides over these executive sessions. Information on how to communicate with the Chair of the Controls and Compliance Committee or the non-employee Directors is provided under Communicating with the Board below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Cumbest, Chair; Mr. Chaney, Dr. Keenum, Mrs. Pickering, Dr. Terrell (retiring director), and Mr. Waters

•	Met four times in 2017

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. The Controls and Compliance Committee's responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, material alternative financial treatments within generally accepted accounting principles, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management, and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Chaney, Chair; and Dr. Keenum

•	Met one time in 2017

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to Southern Company's Chairman, President, and Chief Executive Officer for consideration by the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's President and Chief Executive Officer and provides input to the Company's President and Chief Executive Officer regarding the compensation of the Company's other executive officers. The Company's

Compensation Committee also makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. Pay Governance also advises the Southern Company Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. The Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2017, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer, Vice Presidents, and members of management council and through other means. During 2017, the Board of Directors held four meetings. Average Director attendance at all applicable Board and committee meetings was 97%. No Director attended less than 75% of the applicable meetings during 2017.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The Board identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from holders of preferred stock or depositary shares regarding potential candidates for election as Director. Southern Company's Chairman, President, and Chief Executive Officer also provides input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chair of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company's preferred stock rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. None of the Company's Directors attended the Company's 2017 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2017 Annual Report to Shareholders with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees and SEC Rule 2-07 of Regulation S-X, Communications with Audit Committees. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company and its affiliates is compatible with maintaining the firm's independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company's internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held nine meetings during 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018. At the 2018 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify that selection.

Members of the Audit Committee as of December 31, 2017:

John D. Johns, Chair
Juanita Powell Baranco
Warren A. Hood, Jr.
E. Jenner Wood III

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2017 and 2016.

	2017	2016
	(in thousands)
Audit Fees (1)	$1,537	$1,683
Audit-Related Fees (2)	6	10
Tax Fees	—	—
All Other Fees (3)	8	8
Total	$1,551	$1,701

(1)	Includes services performed in connection with financing transactions.

(2)	Includes audit and non-statutory audit services in 2017 and non-statutory audit services in 2016.

(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2017 and 2016 and subscription fees for Deloitte & Touche's technical accounting research tool in 2016.

In 2002, the Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by the Company's principal independent registered public accounting firm. All services included in the chart above were pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2018 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2017 as well as each of the Company's other three most highly compensated executive officers serving at the end of the year. Also described is the compensation of Emile J. Troxclair, who served as Vice President of the Company and Senior Vice President of Southern Company Services, Inc. (SCS) until December 2, 2017.

Anthony L. Wilson	Chairman, President, and Chief Executive Officer
Moses H. Feagin	Vice President, Chief Financial Officer, and Treasurer
John W. Atherton	Vice President
A. Nicole Faulk	Vice President
R. Allen Reaves, Jr.	Vice President and Senior Production Officer of the Company and Vice President of SCS
Emile J. Troxclair III	Vice President of the Company and Senior Vice President of SCS

Collectively, these officers are referred to as the named executive officers.

Mr. Emile J. Troxclair III joined SCS as Senior Vice President on January 3, 2015. He was also elected Vice President of the Company. Because Mr. Troxclair was hired to focus on project completion, his total compensation for 2017 was structured with an emphasis on short-term cash compensation. His total compensation did not include a long-term equity incentive award grant but included greater short-term incentive-based cash compensation opportunities, including eligibility to participate in the Performance Pay Program. For a description of the compensation arrangement with Mr. Troxclair, see "Other Compensation and Retention Awards."

EXECUTIVE SUMMARY

Pay for Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the named executive officers for 2017.

	Salary(1) ($)	% of Total	Annual Cash Incentive Award(2) ($)	% of Total	Long-Term Equity Incentive Award(3) ($)	% of Total
A. L. Wilson	444,436	30%	252,645	17%	789,461	53%
M. H. Feagin	282,208	44%	191,318	30%	170,765	27%
J. W. Atherton	280,375	44%	189,419	30%	169,040	26%
A. N. Faulk	254,570	42%	195,562	32%	153,861	25%
R. A. Reaves, Jr.	253,216	46%	144,455	26%	152,875	28%
E. J. Troxclair III	576,923	100%	—	0%	—	0%

(1) Salary is the actual amount paid in 2017.
(2) Annual Cash Incentive Award is the actual amount earned in 2017 under the Performance Pay Program based on achievement of annual performance goals. Due to his resignation prior to the end of the performance period, Mr. Troxclair did not receive any payout under the Performance Pay Program.

(3) Long-Term Equity Incentive Award reflects the target value of the performance shares granted in 2017 under the Performance Share Program (70% of total long-term incentive grant), the performance-based restricted stock units (PRSUs) granted to Mr. Wilson in 2017 (30% of total long-term incentive grant), and the restricted stock units (RSUs) granted to the other named executive officers in 2017 (30% of total long-term incentive grant). Mr. Troxclair did not receive a long-term equity incentive award.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Business unit financial and operational performance and Southern Company earnings per share (EPS), based on actual results as adjusted by the Compensation Committee, compared to target performance levels established early in the year, determine the actual payouts under the annual cash incentive award program (Performance Pay Program).

•
Southern Company's total shareholder return (TSR) compared to those of industry peers, cumulative EPS, and consolidated return on equity (ROE) over a three-year period lead to higher or lower payouts under the Performance Share Program, and the Common Stock price ultimately impacts the value of the PRSUs and the RSUs after they vest.

In support of this performance-based pay philosophy, the Company has no general employment contracts with the named executive officers.

The pay-for-performance principles apply not only to the named executive officers but to thousands of the Company's employees. The Performance Pay Program covers almost all of the over 1,200 employees of the Company. Performance shares and RSUs were granted to 29 employees of the Company in 2017. These programs engage employees and encourage alignment of their interests with the Company's customers and Southern Company's stockholders.

The Company's financial and operational goal results and Southern Company's EPS goal results for 2017, as adjusted and further described in this CD&A, are shown below:

Financial:	147% of Target	Operational:	180% of Target	EPS:	170% of Target

Southern Company's annualized TSR has been:

1-Year:	2.5%	3-Year:	4.0%	5-Year:	7.2%

These levels of achievement, as adjusted, resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation Philosophy

The Company's compensation program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted TSR for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals and Southern Company's EPS goal. Long-term performance pay is tied to Southern Company's TSR performance, cumulative EPS, consolidated ROE, Common Stock price, and, for Mr. Wilson, 2017 cash from operations at Southern Company.

Key Compensation Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•
Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to management unless authorized to do so by the Compensation Committee.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Policy against pledging of Southern Company stock applicable to all executive officers and Directors of Southern Company, including the Company's Chairman, President, and Chief Executive Officer.

•	Strong stock ownership requirements that are being met by all named executive officers.

Establishing Executive Compensation

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee relies on input from its independent compensation consultant, Pay Governance. The Compensation Committee also relies on input from the Southern Company Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2017 annual meeting of stockholders. While Southern Company did not receive the same level of support it has received since 2011, 62% of votes cast were in favor of the proposal. In recognition of the decreased level of support, Southern Company reached out to many of its stockholders to listen to their feedback on the executive compensation program, among other issues. The Compensation Committee considered the 2017 stockholder vote, feedback from stockholder engagement in 2017 and 2018 about the executive compensation program, and the actual payout levels of the performance-based compensation program in making 2018 compensation decisions. Several changes were made as a result, and those actions are described throughout the CD&A. The Compensation Committee continues to believe that the executive compensation program is competitive, aligned with the Company's and Southern Company's financial and operational performance, and in the best interests of the Company's customers and Southern Company's stockholders.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS

Pay Governance develops and presents to the Compensation Committee a competitive market-based compensation level for the Company's Chief Executive Officer, while the Southern Company Human Resources staff develops competitive market-based compensation levels for the other named executive officers of the Company. The market-based compensation levels for the Company's Chief Executive Officer are developed from the Willis Towers Watson Energy Services Survey focusing on regulated utilities with revenues above $6 billion, listed below. The market-based compensation levels for the other named executive officers of the Company are developed from a size-appropriate energy services executive compensation survey database comprised of several general industry and utility national surveys. For 2017 compensation, these levels were market tested using the Willis Towers Watson 2017 CDB Energy Services Executive Compensation Survey Report. The survey participants, listed below, are utilities with revenues of $1 billion or more.

Market data for the Company's Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, the annual cash incentive award at target performance level, and the long-term equity incentive award at target performance level. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary, the annual cash incentive award, or the long-term equity incentive award as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2017 compensation amounts.

Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

Chief Executive Officer Compensation Peer Group

American Electric Power Company, Inc.	Energy Transfer Partners, L.P.	PG&E Corporation
Ameren Corporation	Entergy Corporation	PPL Corporation
Calpine Corporation	Exelon Corporation	Public Service Enterprise Group, Inc.
CenterPoint Energy, Inc.	FirstEnergy Corp.	Sempra Energy
CMS Energy Corporation	GE Energy	Tennessee Valley Authority
Direct Energy	Kinder Morgan, Inc.	The AES Corporation
Dominion Resources, Inc.	National Grid	The Williams Companies
DTE Energy Company	NextEra Energy, Inc.	UGI Corporation
Duke Energy Corporation	NRG Energy, Inc.	Xcel Energy
Edison International	ONEOK, Inc.

Other Named Executive Officer Peer Group (non-Chief Executive Officer)

Allete, Inc.	EQT Corporation	ONEOK, Inc.
Alliant Energy Corporation	Eversource Energy	Pacific Gas & Electric Company
Ameren Corporation	Exelon Corporation	Pinnacle West Capital Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.	PNM Resources Inc.
Atmos Energy Corporation	First Solar Inc.	Portland General Electric Company
Avangrid, Inc.	Genesis Energy	PPL Corporation
Avista Corporation	Great River Energy	Public Service Enterprise Group Inc.
Berkshire Hathaway Energy Company	ICF International, Inc.	Puget Sound Energy, Inc.
Black Hills Corporation	Idaho Power Company	Salt River Project
Boardwalk Pipeline Partners, L.P.	ITC Holdings Corp.	Santee Cooper
BWX Technologies Inc.	Jacksonville Electric Authority	SCANA Corporation
Calpine Corporation	Kinder Morgan Energy Partners, L.P.	Sempra Energy
CenterPoint Energy, Inc.	LG&E and KU Energy LLC	South Jersey Industries, Inc.
Cheniere Energy, Inc.	Lower Colorado River Authority	Southwest Gas Corporation
CLEAResult Consulting, Inc.	McDermott International, Inc.	Spectra Energy Corp.
Cleco Corporation	MDU Resources Group, Inc.	Spire Inc.
CMS Energy Corporation	Monroe Energy LLC	Talen Energy Corp.
Covanta Corporation	MRC Global, Inc.	TECO Energy, Inc.
CPS Energy	National Grid USA	Tennessee Valley Authority
DCP Midstream, LP	New York Power Authority	The AES Corporation
Direct Energy	NextEra Energy, Inc.	The Williams Companies, Inc.
Dominion Resources, Inc.	NiSource Inc.	TransCanada Corporation
Duke Energy Corporation	NorthWestern Corporation	UGI Corporation
Dynegy Inc.	NOVA Chemicals Corporation	UNS Energy Corporation
Edison International	NRG Energy, Inc.	Vectren Corporation
Enable Midstream Partners	OGE Energy Corp.	Vistra Energy Corp.
Energy Transfer Partners, L.P.	Oglethorpe Power Corporation	Westar Energy, Inc.
EnLink Midstream Partners, LP	Omaha Public Power District	WEC Energy Group, Inc.
Entergy Corporation	Oncor Electric Delivery Company LLC	Xcel Energy Inc.
ONE Gas, Inc.

EXECUTIVE COMPENSATION PROGRAM

The primary components of the 2017 executive compensation program include:

•	Short-term compensation

◦	Base salary

◦	Performance Pay Program

•	Long-term compensation (except Mr. Troxclair, as previously discussed)

◦	Performance Share Program

◦	RSUs (for named executive officers other than Mr. Wilson)

◦	PRSUs (only for Mr. Wilson)

•	Benefits

The performance-based compensation components are linked to the Company's financial and operational performance as well as Southern Company's financial and stock price performance, including TSR, EPS, and ROE. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent Directors of Southern Company. The Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and rewards performance.

2017 Base Salary

Most employees, including all of the named executive officers except Mr. Troxclair, received base salary increases in 2017.

With the exception of Southern Company executive officers, including Mr. Wilson, base salaries for all Southern Company system officers are within a position level with a base salary range that is established by Southern Company Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance. Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the achievement of financial and operational goals in prior years.

Base salaries are reviewed annually in February and changes are made effective March 1. The 2017 base salary levels for the named executive officers, other than for the Chief Executive Officer and Mr. Troxclair, were set within the applicable position level salary range and were approved by the Company's Chief Executive Officer. Mr. Wilson's base salary was recommended by the Chief Executive Officer of Southern Company and approved by the Compensation Committee.

Mr. Troxclair's base salary was negotiated by executive management and was based on his experience and knowledge with integrated coal gasification combined cycle (IGCC) plant construction and operation. His base salary has not changed since his hiring.

	March 1, 2016 Base Salary ($)	March 1, 2017 Base Salary ($)
A. L. Wilson	417,703	451,119
M. H. Feagin	272,760	284,570
J. W. Atherton	274,877	281,749
A. N. Faulk	246,676	256,543
R. A. Reaves, Jr.	231,752	254,771
E. J. Troxclair III	600,000	600,000

2017 Performance-Based Compensation

This section describes short-term and long-term performance-based compensation for 2017.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2017, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices;

•	Meeting energy demand with the best economic and environmental choices;

•	Long-term, risk-adjusted Southern Company relative TSR performance against a group of peer companies;

•	Achieving net income goals to support the Southern Company financial plan and dividend growth; and

•	Financial integrity - an attractive risk-adjusted return and sound financial policy.

The performance-based compensation program is designed to encourage achievement of these goals.

2017 Annual Performance-Based Pay Program

Annual Performance Pay Program Highlights

•	Rewards achievement of annual performance goals; performance results can range from 0% to 200% of target, based on actual level of goal achievement

◦	EPS: earned at 170% of target

◦	Net Income: earned at 147% of Company target

◦	Operations: earned at 180% of Company target

•	2017 Payout: exceeded target performance for most executive officers

◦	Chief Executive Officer payout: 86% of target

◦	Average of the other named executive officers' payouts: 149% of target

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee and include financial and operational goals for all employees as well as individual goals for employees at a certain grade level, including all of the named executive officers. In setting goals, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Operations, Environmental and Safety Committee of the Southern Company Board of Directors, respectively.

•	Business Unit Financial Goal: Net Income
For Southern Company's traditional electric operating companies, including the Company, the business unit financial performance goal is net income. There is no separate net income goal for Southern Company as a whole. Overall Southern Company performance is determined by the equity-weighted average of the business unit net income goal payouts for the traditional electric operating companies (Alabama Power Company (Alabama Power) Georgia Power, Gulf Power Company (Gulf Power) and the Company), Southern Power Company (Southern Power), and Southern Company Gas.

•	Business Unit Operational Goals: Varies by business unit
Operational goals for the Company include customer satisfaction, safety, culture, plant availability, and transmission and distribution system reliability. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals. Operational goals for other business units across the Southern Company system include similar goals to those of the Company but can also include goals specific to those business units, such as the Plant Vogtle Units 3 and 4 annual objectives at Georgia Power and gas operations at Southern Company Gas. Those goals are included in the overall Southern Company operational goal results, which impacts Mr. Reaves' operational goal performance.

•	Southern Company Financial Goal: EPS
EPS is defined as Southern Company's net income from ongoing business activities divided by average shares outstanding during the year, as adjusted and approved by the Compensation Committee. The EPS performance measure is applicable to all participants in the Performance Pay Program.

•	Individual Performance Goals: Varies by individual
The Performance Pay Program incorporates individual goals for all of the named executive officers. The Chief Executive Officer of Southern Company reviews the individual performance of Mr. Wilson and recommends the payout level for approval by the Compensation Committee. The individual goals account for 20% of Mr. Wilson's Performance Pay Program goals. Mr. Wilson reviews the individual performance of the other named executive officers and approves the payout level. The individual goals account for 10% of the other named executive officers' Performance Pay Program goals.

Under the terms of the program, no payout can be made if events occur that impact Southern Company's financial ability to fund the Common Stock dividend.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional electric operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affects customer satisfaction.
Safety
Southern Company's Target Zero program is focused on continuous improvement in striving for a safe work environment. The performance is measured utilizing a safety culture survey, corrective action plans, and serious injury incident rates.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment, representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Gas Operations	Gas operations are measured by pipeline safety and reliability statistics. Southern Company Gas also has customer service goals for call center service levels and appointment attainment.	Safe and reliable delivery is essential to operations for Southern Company Gas, and customer satisfaction is a key component of operations.
Plant Vogtle Units 3 and 4 Annual Objectives
The Southern Company system is committed to the safe, compliant, and high-quality construction and licensing of two new nuclear generating units under construction at Georgia Power's Plant Vogtle (Plant Vogtle Units 3 and 4) as well as excellence in transition to operations and prudent decision-making. A combination of subjective and objective measures is considered in assessing the degree of achievement. Annual goals are established that are designed to achieve long-term project completion with a focus on validating technology and providing clean, reliable operation. An executive review committee is in place for the project to assess progress. Final assessments for the project are approved by either Southern Company's Chief Executive Officer or Southern Company's Chief Operating Officer and confirmed by the Operations, Environmental and Safety Committee of Southern Company.

Strategic projects enable the Southern Company system to expand capacity to provide clean, safe, reliable, and affordable energy to customers across the region. Long-term projects are accomplished through achievement of annual goals over the life cycle of the project.

Financial Performance Goals	Description	Why It Is Important
EPS	Southern Company's net income from ongoing business activities divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid, risk-adjusted returns and to support and grow the dividend.
Net Income
The business unit financial performance goal is net income after dividends on preferred and preference stock.

Overall corporate performance is determined by the equity-weighted average of the business unit net income goal payouts.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.

Individual Performance Goals	Description	Why It Is Important
Individual Factors	Focus on overall business performance as well as factors including leadership development, succession planning, and fostering the culture and diversity of the organization.
Individual goals provide the Compensation Committee and Company management the ability to balance quantitative results with qualitative inputs by focusing on both business performance and behavioral aspects of leadership that lead to sustainable long-term growth.

The Compensation Committee approves threshold, target, and maximum performance levels for each of the operational goals. The ranges for the Company's net income goals and the Southern Company EPS goal for 2017 are shown below. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Level of Performance	Mississippi Power Net Income ($, in millions)	Southern Company EPS ($)
Maximum	130.9	3.10
Target	100.0	2.96
Threshold	69.1	2.82

Calculating Payouts

All of the named executive officers (except Mr. Troxclair) are paid based on Southern Company EPS performance. Ms. Faulk and Messrs. Wilson, Feagin, and Atherton are paid based on the Company's net income and operational performance. Southern Company Generation officers, including Mr. Reaves, are paid based on goal achievement of the operating company supported (60%) which, for Mr. Reaves, is the Company, and Southern Company Generation (40%). The Southern Company Generation business unit financial goal, which is the same as the corporate net income goal, is based on the equity-weighted average net income payout results of the traditional electric operating companies, Southern Power, and Southern Company Gas and includes the net income performance of the Company. With the exception of the culture and safety goals, Southern Company Generation's operational goal results are the corporate/aggregate operational goal results and include Company performance.

Because Mr. Troxclair resigned on December 2, 2017, before the end of the performance period, he did not receive any payout under the Performance Pay Program for 2017 performance.

Actual 2017 goal achievement is shown in the following tables.

Operational Goal Results

The Company (Ms. Faulk and Messrs. Wilson, Feagin, Atherton, and Reaves)

Goal	Achievement
Customer Satisfaction	Significantly above target
Safety	Maximum
Culture	Above target
Availability	Maximum
Reliability	Significantly above target
Total Company Operational Goal Performance Factor	180%

Southern Company Generation (Mr. Reaves)

Goal	Achievement
Customer Satisfaction	Maximum
Safety	Almost at maximum
Plant Vogtle Units 3 and 4 Annual Objectives	Above target
Availability	Significantly above target
Reliability	Significantly above target
Culture	Above target
Gas Operations	Above target
Total Southern Company Generation Operational Goal Performance Factor	168%

Financial Performance Goal Results

Goal	Result	Achievement Percentage (%)
Company Net Income (in millions)*	$114.60	147
Corporate Net Income Result (in millions)*	Equity-Weighted Average	174
EPS (from ongoing business activities)*	$3.02	170

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts.

•
EPS and Corporate Net Income: Southern Company's adjusted 2017 EPS result was $3.02, exceeding the $2.96 target. In determining EPS and net income for goal achievement purposes, the Compensation Committee excluded the impact of acquisition, disposition, and integration costs, earnings from the Wholesale Gas Services business, charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, charges for a write-down of Gulf Power Company’s (Gulf Power) ownership of Plant Scherer Unit 3, and the net tax benefit as a result of federal tax reform.

◦	The Southern Company adjusted EPS is consistent with the earnings results publicly communicated to investors.

◦	The Southern Company Gas net income result, which is included in the corporate net income result, also excludes the impact of a change in Illinois state tax law.

•
Company Net Income: The Company's 2017 adjusted net income result was $114.6 million, exceeding the $100.0 million target. The adjusted results exclude the impact of integration costs, charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, and the net tax benefit as a result of federal tax reform.

For Mr. Wilson, the business unit financial goal and the EPS result are worth 25% each, while the Company's operational goal performance results are worth 30% of the total performance factor. His individual performance is worth the remaining 20% of the total performance factor. For the other named executive officers, the business unit financial and operational goal performance results and the EPS result are worth 30% each of the total performance factor, while their individual performance goal results are worth the remaining 10%. The total performance factor is multiplied by the target Performance Pay Program opportunity to determine the payout for each named executive officer.

In June 2017, the Company suspended startup activities on the gasifier portion of the Kemper County energy facility and took a pretax charge to earnings after determining that the recovery of costs associated with the gasifier portion of the facility was unlikely. The Compensation Committee considered the 2017 charge to earnings when making compensation decisions about 2017 incentive pay for certain Southern Company officers involved in high-level strategic decisions and project execution concerning the Kemper County project, including Mr. Wilson. As a result, and in order to ensure alignment with executive pay and Company performance, the Compensation Committee reduced his final Performance Pay Program payout by 40%, bringing down his final total performance factor to 86%. The final payouts for the other named executive officers were reduced as shown below to promote accountability and to further align pay and performance.

	Target Annual Performance Pay Program Opportunity (%)	Target Annual Performance Pay Program Opportunity ($)	Reduction to Final Performance Pay Program Payout (%)	Reduction to Final Performance Pay Program Payout ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
A. L. Wilson	65	293,227	40	168,430	86	252,645
M. H. Feagin	45	128,057	10	21,257	149	191,318
J. W. Atherton	45	126,787	10	21,047	149	189,419
A. N. Faulk	45	115,444	0	0	169	195,562
R. A. Reaves, Jr.	45	114,647	25	48,152	126	144,455

Long-Term Performance-Based Compensation

2017 Long-Term Pay Program Highlights

•
Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company stockholders.

•	Performance shares represent 70% of long-term target value.

◦	TSR relative to industry peers

◦	Cumulative three-year EPS

◦	Equity-weighted ROE

◦	Three-year performance period from 2017 through 2019

◦	Performance results can range from 0% to 200% of target

•	PRSUs represent 30% of the long-term target value for Mr. Wilson, while RSUs represent 30% of the long-term target value for the other named executive officers (except Mr. Troxclair).

◦	PRSUs are subject to a one-year financial performance goal that must be met in order for the PRSUs to vest.

◦	RSUs vest 1/3 each year on the anniversary of the grant date.

•	Paid in Common Stock at the end of the performance/vesting period; accrued dividends only received if and when award is earned.

Changes to the Long-Term Equity Incentive Program for 2017

The Company's long-term equity incentive compensation program has changed over time as the Compensation Committee strives to establish programs that promote the long-term success of the Southern Company system as well as increase stockholder value while remaining market competitive to attract, engage, and retain employees and reflect best compensation practices. In addition to working closely with Pay Governance, Southern Company’s Human Resources staff, and the Chief Executive Officer of Southern Company to establish compensation programs, the Compensation Committee takes stockholder feedback into account when evaluating current compensation programs.

In 2015 and 2016, the long-term equity incentive program consisted solely of performance shares under the Performance Share Program, which vested at the end of a three-year performance period based on performance relative to pre-established performance goals. In 2017, the Compensation Committee decided to add PRSUs (for Southern Company Management Council, including Mr. Wilson) and RSUs (for all other long-term incentive program participants, including the other named executive officers except Mr. Troxclair) to the long-term equity incentive compensation program and change the weightings of the three metrics under the Performance Share Program. The PRSUs vest 1/3 each year over a three-year period only if Southern Company’s cash from operations in 2017 exceeds $2.1 billion (the amount paid in dividends in 2016). The Compensation Committee carefully considered the performance goal for the PRSUs and ultimately decided to tie the vesting of the PRSUs to Southern Company's commitment to ensuring its ability to pay regular dividends. The RSUs vest 1/3 each year on the anniversary of the date of the grant.

Long-Term Equity Incentive Compensation 2017 Program Changes

Component	Performance Metric (if applicable)	2016 Long-Term Award (% of target value)	2017 Long-Term Award (% of target value)
Performance Shares	Relative TSR	50%	30%
	Cumulative EPS	25%	20%
	Consolidated ROE	25%	20%
PRSUs RSUs	2017 Cash from Operations (Mr. Wilson only) Time-based vesting (all other named executive officers)	---	30%

The following table shows the grant date fair value and target number of the long-term equity incentive awards granted in 2017. Mr. Troxclair did not participate in the long-term equity incentive program.

		Target as Percent of Base Salary	PRSUs - Cash From Operations or RSUs (time-vesting) (30%)	Performance Shares - Relative TSR (30%)	Performance Shares - Cumulative EPS (20%)	Performance Shares - Consolidated ROE (20%)	Total Long- Term Grant (100%)
A. L. Wilson		175%	$236,847	$236,819	$157,898	$157,898	$789,461
	# of units		4,812	4,791	3,208	3,208
M. H. Feagin		60%	$51,238	$51,209	$34,159	$34,159	$170,765
	# of units		1,041	1,036	694	694
J. W. Atherton		60%	$50,697	$50,715	$33,814	$33,814	$169,040
	# of units		1,030	1,026	687	687
A. N. Faulk		60%	$46,168	$46,168	$30,763	$30,763	$153,861
	# of units		938	934	625	625
R. A. Reaves, Jr.		60%	$45,873	$45,871	$30,566	$30,566	$152,875
	# of units		932	928	621	621

2017 PRSU and RSU Grant

PRSUs and RSUs are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value was determined, which was the closing price of Common Stock on the grant date ($49.22). A target number of PRSUs or RSUs was granted to a named executive officer based on the total target value determined as a percentage of the named executive officer's base salary. Target percentages vary by grade level. Each PRSU or RSU represents one share of Common Stock. The total value for PRSUs and RSUs is divided by the closing stock price on the grant date to determine the number of PRSUs or RSUs granted to the named executive officer.

PRSUs vest 1/3 each year, depending on the achievement of a one-year financial goal (Southern Company cash from operations in 2017 exceeds $2.1 billion (the amount paid in dividends in 2016)). If this goal is not met, all PRSUs are forfeited. If the goal is met, the PRSUs vest 1/3 each year over a three-year period, with the first 1/3 vesting upon certification of achievement of the performance goal by the Compensation Committee, and the remaining 2/3 vesting on the second and third anniversaries of the grant date. The Compensation Committee reserves the right to approve adjustments in determining actual performance to goal achievement.

RSUs vest 1/3 each year on the anniversary of the grant date and are subject to continuous employment requirements, except as described below.

Dividend equivalents accrue on both PRSUs and RSUs but are only paid out if and when the award is earned. Participants who retire during the three-year period will receive the full amount of PRSUs or RSUs, which will continue to vest on the same schedule as active employees. For the PRSUs, vesting after retirement is contingent on achievement and certification of the performance goal. Pending achievement and certification of the performance goal, vesting of PRSUs will be accelerated for participants who become disabled or die during the three-year period. Vesting of RSUs will be accelerated for participants who become fully disabled or die during the three-year period. A participant who terminates employment for reasons other than due to retirement, death, or disability forfeits all unvested PRSUs and RSUs.

2017 - 2019 Performance Share Program Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the portion of the grant attributable to the relative TSR goal, the value per unit was $49.43. For the portion of the grant attributable to the cumulative three-year EPS and consolidated ROE goals, the value per unit was $49.22. A target number of performance shares is granted to a participant, based on the total target value as determined as a percentage of a participant's base salary, which varies by grade level. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock.

The award includes three performance measures for the 2017 - 2019 performance period, as well as a credit quality threshold requirement.

Goal	What it Measures	Why it's Important
Relative TSR (30% of total long-term target award)
TSR relative to utility peer companies believed to be most similar to Southern Company in both business model and investors (investment gains arising from stock price appreciation and dividends received from that investment)
Aligns employee pay with investor returns relative to peers
Cumulative EPS (20% of total long-term target award)	Cumulative EPS over the three-year performance period	Aligns employee pay with sustainable earnings and dividend growth
Consolidated ROE (20% of total long-term target award)	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Power, and Southern Company Gas	Aligns employee pay with Southern Company's ability to maximize return on capital invested
The EPS and ROE goals are also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating of Southern Company, Alabama Power, or Georgia Power falls below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals will be reduced to zero.

For each of the performance measures, a threshold, target, and maximum goal was set at the beginning of the performance period.

	Relative TSR Performance	Cumulative EPS Performance	Consolidated ROE Performance	Payout (% of Performance Share Units Paid)
Maximum	90th percentile or higher	$9.85	13.0%	200%
Target	50th percentile	$9.33	11.0%	100%
Threshold	10th percentile	$8.81	9.5%	0%

TSR is measured relative to a peer group of companies that are believed to be most similar to Southern Company in both business model and investors. The peer group is subject to change based on merger and acquisition activity.

TSR Performance Share Peer Group for 2017 - 2019 Performance Period

Alliant Energy Corporation	Eversource Energy
Ameren Corporation	OGE Energy Corporation
American Electric Power Company, Inc.	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	PPL Corporation
Consolidated Edison, Inc.	SCANA Corporation
DTE Energy Company	Westar Energy, Inc.
Duke Energy Corporation	WEC Energy Group, Inc.
Edison International	Xcel Energy Inc.
Entergy Corporation

Other Details about the Program

Performance shares are not earned until the end of the three-year performance period and after certification of the results by the Compensation Committee. A participant can earn from 0% to 200% of the target number of performance shares granted at the beginning of the performance period based solely on achievement of the performance goals over the three-year performance period. Dividend equivalents are credited during the three-year performance period but are only paid out if and when the award is earned. If no performance shares are earned, then no dividends are paid out. Payout for performance between points will be interpolated on a straight-line basis.

Participants who retire during the performance period will receive the full amount of performance shares actually earned at the end of the three-year period. Participants who become disabled or die during the performance period will receive a prorated number of performance shares based on the performance shares actually earned at the end of the three-year period. A participant who terminates employment, other than due to retirement, death, or disability, forfeits all unearned performance shares.

The Compensation Committee retains the discretion to approve adjustments in determining actual performance goal achievement.

2015 Long-Term Incentive Compensation Grants

Performance share grants made in 2015 were subject to three performance goals measured over a three-year performance period that ended on December 31, 2017.

The EPS and ROE goals were also both subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating fell below investment grade at the end of the three-year performance period, the payout for the EPS and ROE goals would be reduced to zero.

	Weight	Result	Calculated Payout (%)
Relative TSR	50%	35th percentile	63
Cumulative EPS	25%	$8.95*	158
Equity-weighted ROE	25%	See below**	167
Total calculated payout			113

*The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. The Compensation Committee made certain adjustments to the cumulative EPS and equity-weighted

ROE goal performance results. For the 2015 - 2017 performance period, adjusted EPS and ROE results exclude the impact of acquisition, disposition, and integration costs, earnings from Southern Company Gas (2016), earnings from the Wholesale Gas Services business (2017), charges for estimated losses related to the Kemper IGCC, additional equity return related to the Kemper IGCC, charges for a write-down of Gulf Power's ownership of Plant Scherer Unit 3 (2017), the net tax benefit as a result of tax reform (2017), acquisition financing (2015 and 2016), earnings related to the termination of a contract with the South Mississippi Electric Power Association (2015), costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC (2015), and a change in tax law from the 2015 financial plan (2016 and 2017).

**Equity-weighted ROE measures the payout contribution by each of the traditional electric operating companies. The aggregate payout reflects maximum performance by Alabama Power and Georgia Power, below target performance by Gulf Power, and zero payout contribution by the Company.

TSR Performance Share Peer Group for 2015 - 2017 Performance Period

Ameren Corporation	Pepco Holdings
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	PPL Corporation
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Westar Energy, Inc.
Edison International	WEC Energy Group, Inc.
Entergy Corporation	Xcel Energy Inc.
Eversource Energy

In determining the final payout for Mr. Wilson, the Compensation Committee considered the charge to earnings related to the Kemper County energy facility discussed earlier and reduced Mr. Wilson's final performance share payout to 75% to better align his payout with Company performance and ensure accountability. In recognition of her exceptional individual performance and demonstrated leadership, Ms. Faulk's final performance share payout was increased to 115%. Final payouts are described in the chart below.

	Target Performance Shares Granted (#)	Grant Date Target Value of Performance Shares ($)	Performance Shares Earned (#)	Value of Performance Shares Earned ($)
A. L. Wilson	7,428	349,860	6,405	308,016
M. H. Feagin	3,353	157,927	4,319	207,701
J. W. Atherton	3,409	160,565	4,391	211,163
A. N. Faulk	909	42,814	1,202	57,804
R. A. Reaves, Jr.	1,899	89,444	2,447	117,676

The value of performance shares earned is calculated based on the closing stock price on December 29, 2017 ($48.09) and includes the value of the accrued dividends earned on the underlying award, which are also reflected in the number of performance shares earned. Mr. Troxclair did not participate in the long-term equity incentive program.

Other Compensation and Retention Awards

In limited situations, the Company or an affiliate of the Company will agree to compensation arrangements with an individual to address specific needs, including attracting and retaining highly qualified candidates. Mr. Troxclair, who joined SCS in January 2015, brought over 35 years of experience and leadership, primarily in gasification and power generation, to SCS in his role as Senior Vice President and to the Company in his role as Vice President. Because Mr. Troxclair was hired to focus on project completion, his total compensation was structured differently than the other named executive officers. His total compensation did not include a long-term equity incentive award grant but included greater short-term incentive-based cash compensation opportunities. SCS agreed to provide Mr. Troxclair reasonable traveling, commuting, and housing expenses, including approved use of system aircraft for commuting to the Kemper County energy facility in Meridian, Mississippi. The cost of those expenses are reported in the Summary Compensation table.

Southern Excellence Awards

Mr. Feagin received a discretionary award in the amount of $15,000 in recognition of the significant time, dedication, leadership, and commitment he demonstrated in relation to the Company's strategic priorities in 2017.

Timing of Performance-Based Compensation

The establishment of performance-based compensation goals and the granting of equity awards are not timed to coincide with the release of material, non-public information.

OTHER COMPENSATION ELEMENTS

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits.

Retirement Benefits

Substantially all employees of the Company participate in the funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. These benefits vest after the employee completes five years of vesting service. One year of vesting service is equivalent to working at least 1,000 hours in a one-year period. The Company also provides unfunded benefits to certain employees, including the named executive officers, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits prescribed for the Pension Plan under the Internal Revenue Code of 1986, as amended (tax code). See the Pension Benefits table and accompanying information for more pension-related benefits information.

Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), Southern Company's 401(k) plan. The named executive officers are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where employer contributions are made that are prohibited under the ESP due to limits prescribed for 401(k) plans under the tax code.

The Company also provides the Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “good reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. For 2017, severance payment amounts were two times salary plus target Performance Pay Program opportunity for Mr. Wilson and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. Change-in-control protections allow executive officers to focus on potential transactions that are in the best interest of shareholders.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers, consistent with the Company's goal of providing market-based compensation and benefits. The perquisites provided in 2017 are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the Chairman, President, and Chief Executive Officer, except on certain relocation-related benefits.

As part of his terms of employment, Mr. Troxclair received traveling, commuting, and housing expenses, including approved use of system aircraft for commuting to the Kemper County energy facility in Meridian, Mississippi. Those expenses were grossed up and are further described in footnote (i) to the Summary Compensation Table.

OTHER COMPENSATION POLICIES

Executive Stock Ownership Requirements

Officers of the Company that are in a position of Vice President or above, subject to certain limited exceptions, are subject to stock ownership requirements, which align the interests of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting Portion of Vested Stock Options
A. L. Wilson	3 Times	6 Times
M. H. Feagin	1.5 Times	3 Times
J. W. Atherton	1.5 Times	3 Times
A. N. Faulk	1.5 Times	3 Times
R. A. Reaves, Jr.	1.5 Times	3 Times

Ownership arrangements counted toward the requirements include shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the DCP and the SBP. A portion of vested stock options may be counted, but in that case the ownership requirement is doubled.

Newly-elected and newly-promoted officers have approximately six years from the date of their election or promotion to meet the applicable ownership requirement. Compliance with the applicable ownership requirement is measured as of September 30 each year. All of the applicable named executive officers are meeting their respective ownership requirements.

Since Mr. Troxclair did not receive long-term equity grants from the Company or an affiliate, he was not subject to the stock ownership requirements.

Clawback of Awards

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the

Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Policy Regarding Hedging and Pledging of Common Stock

Southern Company's insider trading policy provides that employees, officers, and outside Directors will not trade Southern Company options on the options market and will not engage in short sales. Since 2016, Southern Company has had a "no pledging" provision in the insider trading policy that prohibits pledging of Common Stock for all Southern Company Directors and executive officers, including the Company's President and Chief Executive Officer.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company's 2017 Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in this Information Statement.

Members of the Compensation Committee:

Henry A. Clark III, Chair
David J. Grain
Donald M. James
Dale E. Klein
Steven R. Specker

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2015, 2016, and 2017 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Anthony L. Wilson	2017	444,436	—	789,461	—	252,645	759,695	30,912	2,277,149
Chairman, President,	2016	412,343	—	730,963	—	435,226	585,204	105,992	2,269,728
and Chief Executive	2015	379,416	—	349,860	—	311,115	276,857	111,985	1,429,233
Officer
Moses H. Feagin	2017	282,208	15,000	170,765	—	191,318	426,741	27,927	1,113,959
Vice President,	2016	270,900	—	163,661	—	204,979	253,285	17,587	910,412
Treasurer, and Chief	2015	261,239	10,000	157,927	—	158,758	57,716	27,494	673,134
Financial Officer
John W. Atherton	2017	280,375	—	169,040	—	189,419	443,890	15,679	1,098,403
Vice President	2016	273,460	—	164,978	—	206,571	302,419	15,602	963,030
	2015	265,982	—	160,565	—	161,394	112,098	14,668	714,707
A. Nicole Faulk	2017	254,570	—	153,861	—	195,562	274,684	20,406	899,083
Vice President	2016	245,260	—	148,032	—	185,377	149,651	12,062	740,382
	2015	208,148	—	42,814	—	136,814	64,593	249,957	702,326
R. Allen Reaves, Jr.	2017	253,216	—	152,875	—	144,455	448,062	12,833	1,011,441
Vice President and
Senior Production
Officer
E. J. Troxclair III	2017	576,923	—	—	—	—	—	194,079	771,002
Vice President of the	2016	600,000	—	—	—	1,002,000	247,824	258,091	2,107,915
Company and Senior	2015	576,923	275,000	—	—	865,650	—	302,379	2,019,952
Vice President of
SCS

Column (a)

Mr. Reaves was not a named executive officer of the Company in 2015 or 2016.

Column (d)

Mr. Feagin received a Southern Excellence Award in the amount of $15,000 as described in the CD&A.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2017. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares, PRSUs, and RSUs granted in 2017.

The value reported for the performance shares is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (50% of grant value) and the closing price of Common Stock on the grant date (50% of grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2019. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the performance shares granted in 2017 to the named executive officers, assuming that the highest level of performance is achieved, is as follows: Mr. Wilson - $1,105,229; Mr. Feagin - $239,054; Mr. Atherton - $236,687; Ms. Faulk - $215,385; and Mr. Reaves - $214,005 (200% of the amount shown in the table). Mr. Troxclair did not receive a grant of performance shares in 2015, 2016, or 2017.

The amounts shown in column (e) also reflect the grant date fair value of the PRSUs granted to Mr. Wilson and the RSUs granted to the other named executive officers in 2017 as described in the CD&A, except Mr. Troxclair. The aggregate grant date fair value of the PRSUs and RSUs granted to the named executive officers is as follows: Mr. Wilson - $236,847; Mr. Feagin - $51,238; Mr. Atherton - $50,697; Ms. Faulk - $46,168; and Mr. Reaves - $45,873.

See Note 8 to the financial statements included in the 2017 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

The Compensation Committee moved away from granting stock options as part of the long-term incentive program in 2015. No stock options were granted in 2015, 2016, or 2017.

Column (g)

The amounts in this column reflect actual payouts under the annual Performance Pay Program. The amount reported for 2017 is for the one-year performance period that ended on December 31, 2017. The Performance Pay Program is described in detail in the CD&A.

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The value shown for Mr. Troxclair is $0 because he terminated employment prior to vesting in his Pension Benefits.

This column also reports any above-market earnings on deferred compensation under the DCP. However, there were no above-market earnings on deferred compensation in the years reported.

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company's audited financial statements for the applicable fiscal years. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a named executive officer will actually accrue or receive under the plans during any given year.

Column (i)

The amounts reported for 2017 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	Company Contributions to ESP ($)	Company Contributions to Supplemental Retirement Plans ($)	Total ($)
A. L. Wilson	8,511	—	13,505	8,896	30,912
M. H. Feagin	7,313	8,390	11,602	623	27,927
J. W. Atherton	1,261	119	13,770	529	15,679
A. N. Faulk	7,411	11	12,983	—	20,406
R. A. Reaves, Jr.	300	179	12,354	—	12,833
E. J. Troxclair III	110,750	54,493	13,770	15,066	194,079

Description of Perquisites
Financial planning is provided for most officers of the Company, including all of the named executive officers. The Company provides an annual subsidy of up to a maximum amount of $8,200 to be used for financial planning, tax preparation fees, and estate planning. In the initial year as an officer, the maximum allowed amount is $13,200.

The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use associated with business travel is permitted for the President and Chief Executive Officer. Additionally, limited personal use related to relocation is permissible but must be approved. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs. Also, if seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

•
In connection with Mr. Troxclair's work at the Kemper County energy facility, Mr. Troxclair was approved to use system aircraft for commuting between Houston, Texas, Charlotte, North Carolina, and Meridian, Mississippi. This approval included any associated tax reimbursement. The amount reported for Mr. Troxclair includes $90,075 for his approved personal use of system aircraft.

In connection with his employment assignment at the Kemper County energy facility, Mr. Troxclair received additional travel and commuting expenses, primarily housing expenses, in the amount of $19,051, as well as associated tax reimbursements.

The amount included also reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2017

This table provides information on short-term and long-term incentive compensation awards made in 2017.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
A. L.		2,932	293,227	586,454
Wilson	2/13/2017				112	11,207	22,414		552,615
	2/13/2017					4,812		—	236,847
M. H.		1,281	128,057	256,114
Feagin	2/13/2017				24	2,424	4,848		119,527
	2/13/2017							1,041	51,238
J. W.		1,268	126,787	253,574
Atherton	2/13/2017				24	2,400	4,800		118,343
	2/13/2017							1,030	50,697
A. N.		1,154	115,444	230,888
Faulk	2/13/2017				22	2,184	4,368		107,693
	2/13/2017							938	46,168
R. A.		1,146	114,647	229,294
Reaves,	2/13/2017				22	2,170	4,340		107,002
Jr.	2/13/2017							932	45,873
E. J.		6,000	600,000	1,200,000
Troxclair	2/13/2017				—	—	—		—
III	2/13/2017							—	—

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2017. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2017 are included in column (g) of the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the long-term Performance Share Program performance shares granted to the named executive officers in 2017. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential shares that can be earned as established by the Compensation Committee for the performance shares. Earned performance shares and accrued dividends will be paid out in Common Stock following the end of the 2017 - 2019 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

According to the terms of his employment, Mr. Troxclair did not receive a long-term Performance Share Program grant.

Column (g) also reflects the PRSUs granted to Mr. Wilson in 2017. The number of shares shown reflects the number of potential shares that can be earned if the performance condition is met. PRSUs vest 1/3 each year only if the performance goal is met for 2017. If the performance goal is met, PRSUs are paid out in Common Stock after vesting; accrued dividends are received only if the underlying award is earned. If the performance goal is not met, then all PRSUs are forfeited.

Column (i)

Column (i) reflects the number of RSUs granted to the named executive officers other than Mr. Wilson and Mr. Troxclair in 2017 as part of the long-term incentive compensation program as described in the CD&A. The RSUs vest 1/3 each year on the anniversary of the grant date.

Column (j)

This column reflects the aggregate grant date fair value of the Performance Share Program performance shares, PRSUs, and RSUs granted in 2017.

•
For the Performance Share Program performance shares, 50% of the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($49.43), while the other 50% is based on the closing price of the Common Stock on the grant date ($49.22).

•	The value of the PRSUs granted to Mr. Wilson is based on the closing price of Common Stock on the grant date ($49.22).

•	The value of the RSUs granted to the named executive officers other than Mr. Wilson and Mr. Troxclair is based on the closing price of Common Stock on the grant date ($49.22).

The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements included in the 2017 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

This table provides information about stock options and stock awards (performance shares, PRSUs, and RSUs) as of December 31, 2017.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Units of Stock That Have Not Vested (#) (f)	Market Value of Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (i)
A. L.	16,934	—	31.17	2/15/2020
Wilson	18,127	—	37.97	2/14/2021
	35,646	—	44.42	2/13/2022
	43,783	—	44.06	2/11/2023
	61,018	—	41.28	2/10/2024
							5,032	241,989
							17,046	819,742
							11,728	564,000
M. H.	16,571	—	44.42	2/13/2022
Feagin	20,162	—	44.06	2/11/2023
	27,563	—	41.28	2/10/2024
					1,089	52,370
							3,816	183,511
							2,536	121,956
J. W.	8,300	—	41.28	2/10/2024
Atherton					1,077	51,793
							3,847	185,002
							2,512	120,802
A. N.	5,293	—	44.06	2/11/2023
Faulk	4,778	—	41.28	2/10/2024
					981	47,176
							3,453	166,055
							2,285	109,886
R. A.	6,897	—	31.17	2/15/2020
Reaves, Jr.	8,956	—	37.97	2/14/2021
	8,929	—	44.42	2/13/2022
	10,657	—	44.06	2/11/2023
	14,569	—	41.28	2/10/2024
					975	46,888
							2,163	104,019
							2,271	109,212
E. J.	—	—	—	—
Troxclair III					—	—
							—	—
							—	—

Columns (b), (c), (d), and (e)

Stock options have not been granted since 2014. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2010 through 2014 with expiration dates from 2020 through 2024 were fully vested as of December 31, 2017.

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability, five years following retirement, or, if earlier, on the original expiration date.

Mr. Troxclair was not granted any stock options.

Columns (f) and (g)

These columns reflect the number and value of RSUs granted to the named executive officers other than Mr. Wilson as of December 31, 2017, including the deemed reinvestment of dividends. The RSUs vest one-third each year starting on February 13, 2018.

The value in column (g) is based on the Common Stock closing price on December 29, 2017 ($48.09).

Mr. Troxclair was not granted any RSUs.

Columns (h) and (i)

These columns reflect the full number and value of PRSUs granted to Mr. Wilson that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company's cash from operations in 2017 exceeds $2.1 billion (the amount paid in dividends in 2016)). The number of PRSUs reflected in column (h) also reflects the deemed reinvestments of dividends on the target number of PRSUs, which are only paid out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 12, 2018, and the first 1/3 vested upon that certification. The remaining 2/3 will vest on the second and third anniversaries of the grant date.

In accordance with SEC rules, column (h) also reflects the target number of performance shares granted under the Performance Share Program that can be earned at the end of each three-year performance period (January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019). The number of shares reflected in column (h) also reflects the deemed reinvestments of dividends on the target number of performance shares. Dividends are credited over the performance period but are only received at the end of the performance period if the underlying performance shares are earned.

The performance shares granted for the January 1, 2015 through December 31, 2017 performance period vested on December 31, 2017 at 113% of target and are reported in the Option Exercises and Stock Vested in 2017 table.

The value in column (i) is derived by multiplying the number of shares in column (h) by the Common Stock closing price on December 29, 2017 ($48.09). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

Mr. Troxclair was not granted any performance shares.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A. L. Wilson	—	—	6,405	308,016
M. H. Feagin	—	—	4,319	207,701
J. W. Atherton	46,913	324,024	4,391	211,163
A. N. Faulk	2,500	26,800	1,202	57,804
R. A. Reaves, Jr.	12,773	248,145	2,447	117,676
E. J. Troxclair III	—	—	—	—

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2017, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Performance share grants made in 2015 were subject to a three-year performance period that ended on December 31, 2017. The award was earned at 113% of target. Due to her exceptional individual performance and demonstrated leadership, Ms. Faulk's final payout was increased to 115%. The Compensation Committee reduced Mr. Wilson's final payout to 75% as discussed in the CD&A. Column (d) includes the performance shares that were earned plus deemed reinvested dividends, while column (e) reflects the value of the performance shares and dividends, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date ($48.09). No other stock awards vested in 2017 for the named executive officers.

PENSION BENEFITS AT 2017 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
A. L. Wilson	Pension Plan	31.50	1,240,304	0
	Supplemental Benefit Plan (Pension-Related)	31.50	1,667,823	0
	Supplemental Executive Retirement Plan	31.50	655,816	0
M. H. Feagin	Pension Plan	29.83	1,153,102	0
	Supplemental Benefit Plan (Pension-Related)	29.83	414,925	0
	Supplemental Executive Retirement Plan	29.83	305,330	0
J.W. Atherton	Pension Plan	32.00	1,448,583	0
	Supplemental Benefit Plan (Pension-Related)	32.00	522,486	0
	Supplemental Executive Retirement Plan	32.00	369,844	0
A. N. Faulk	Pension Plan	18.08	506,589	0
	Supplemental Benefit Plan (Pension-Related)	18.08	118,775	0
	Supplemental Executive Retirement Plan	18.08	151,804	0
R. A. Reaves, Jr.	Pension Plan	36.00	1,478,192	0
	Supplemental Benefit Plan (Pension-Related)	36.00	401,847	0
	Supplemental Executive Retirement Plan	36.00	364,249	0
E. J. Troxclair III	Pension Plan	2.00	0	0
	Supplemental Benefit Plan (Pension-Related)	2.00	0	0
	Supplemental Executive Retirement Plan	2.00	0	0

When Mr. Troxclair terminated employment on December 2, 2017, he was not vested in any of his Pension Benefits.

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Substantially all employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2017 was $270,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2017, all of the named executive officers serving at that time were retirement-eligible, except Ms. Faulk.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of vesting service. As of December 31, 2017, all of the named executive officers were vested in their Pension Plan benefits, except Mr. Troxclair as noted above. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

Prior to January 1, 2017, if a participant died while actively employed and was either age 50 or vested in the Pension Plan as of date of death, benefits would have been payable to a beneficiary. For deaths occurring on or after January 1, 2017, a participant must be vested in the Pension Plan as of the date of death. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The SBP-P

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the tax code, the first installment will be delayed for six months after the date of separation.

If an SBP-P participant dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive a single sum value in a single payment as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

The SERP

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, and disability provisions mirror the SBP-P's provisions. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included under Potential Payments upon Termination or Change in Control. Effective January 1, 2016, participation in the SERP was closed to new participants.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

•	Discount rate - 3.82% Pension Plan and 3.50% supplemental plans as of December 31, 2017,

•	Retirement date - Normal retirement age (65 for all named executive officers),

•	Mortality after normal retirement - Adjusted RP-2014 mortality tables with generational projections,

•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,

•	Form of payment for Pension Benefits:

◦	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,

◦	Female retirees: 50% single life annuity; 30% level income annuity; 15% joint and 50% survivor annuity; and 5% joint and 100% survivor annuity,

•	Spouse ages - Wives two years younger than their husbands,

•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and

•	Installment determination - 3.75% discount rate for single sum calculation and 4.25% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service for the Pension Plan, the SBP-P, and the SERP is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2017 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
A. L. Wilson	44,481	8,896	33,635	—	873,733
M. H. Feagin	66,234	623	14,000	—	410,062
J. W. Atherton	—	529	(7)	—	1,010
A. N. Faulk	—	—	—	—	—
R. A. Reaves, Jr.	140,531	—	11,328	—	624,374
E. J. Troxclair III	789,463	15,066	58,506	—	2,063,870

Southern Company provides the DCP, which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

DCP participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2017, the rate of return in the Stock Equivalent Account was 2.32%.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2017 in the Prime Equivalent Account was 4.21%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2017. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2017 were the amounts that were earned as of December 31, 2016 but not payable until the first quarter of 2017. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2017 but not payable until early 2018. Amounts under the DCP may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the tax code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the tax code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on compensation the named executive officers elected to defer and on employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2017 and Reported in Prior Years' Information Statements ($)	Employer Contributions under the SBP Prior to 2017 and Reported in Prior Years' Information Statements ($)	Total ($)
A. L. Wilson	262,701	13,360	276,061
M. H. Feagin	192,155	301	192,456
J. W. Atherton	—	481	481
A. N. Faulk	—	—	—
R. A. Reaves, Jr.	—	—	—
E. J. Troxclair III	1,137,572	32,994	1,170,566

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers serving as of December 31, 2017 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2017 and assumes that the price of Common Stock is the closing market price on December 29, 2017. Since Mr. Troxclair was not serving as of December 31, 2017, he is not included in this section.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for good reason.

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of Southern Company surviving the merger.

•	Southern Company Does Not Survive a Merger - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change-in-Control - Consummation of an acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits; relocation of over 50 miles; or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.	Benefits payable as described in the notes following the Pension Benefits table.
Annual Performance Pay Program	Prorated if before 12/31.	Prorated if before 12/31.	Forfeit.	Prorated if before 12/31.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration date or three years.	Forfeit.
Performance Share Units	No proration and paid on regular schedule, depending on amount actually earned.	Forfeit.	Forfeit.	Prorated based on number of months employed during performance period; paid on regular schedule depending on amount actually earned.	Forfeit unpaid award, even if vested.
RSUs (long-term incentive program)	No proration and paid on regular schedule.	Forfeit unvested award.	Forfeit unvested award.	Vest; full payout of unvested amount; payable within 30 days.	Forfeit unpaid award, even if vested.
PRSUs	No proration and paid on regular schedule (pending achievement of performance goal).	Forfeit unvested award.	Forfeit unvested award.	Vest; full payout of unvested amount; payable within 30 days.	Forfeit unpaid award, even if vested.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.
DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable per prior elections (lump sum or up to 10 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 10 annual installments).
SBP - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable per prior elections (lump sum or up to 20 annual installments).	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee's discretion.	Payable per prior elections (lump sum or up to 20 annual installments).

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Does Not Survive Merger or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP- P benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Based on type of change-in-control event.
Annual Performance Pay Program	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit.	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit.	Prorated at greater of target or three-year historical average payout at the applicable business unit.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.
Stock Options	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Share Units	Not affected.	Not affected.	Vest at target and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest at target.
PRSUs	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
RSUs (long-term incentive program)	Not affected.	Not affected.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected.	Not affected.	Not affected.	Not affected.
SBP	Not affected.	Not affected.	Not affected.	Not affected.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target short-term incentive award.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers who were employed with the Company on December 31, 2017 upon a termination or change in control as of December 31, 2017.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2017 under the Pension Plan, the SBP-P, and the SERP are itemized in the following chart.

The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2017 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.

The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2017 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited.

The amounts shown that are payable to a beneficiary in the event of the death of the named executive officer are the monthly amounts payable to a beneficiary under the Pension Plan and the single sum value of benefits for a spouse beneficiary from the SBP-P and the SERP. If an executive designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.

The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their beneficiaries. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Ms. Faulk, were retirement-eligible on December 31, 2017.

		Retirement ($)	Resignation or Involuntary Termination	Death (payments to a beneficiary) ($)
	Pension	6,644	All plans treated as retiring	2,996
A. L. Wilson	SBP-P	217,780	All plans treated as retiring	2,177,801
	SERP	85,635	All plans treated as retiring	856,348
	Pension	6,116	All plans treated as retiring	2,758
M. H. Feagin	SBP-P	54,118	All plans treated as retiring	541,184
	SERP	39,824	All plans treated as retiring	398,240
	Pension	8,387	All plans treated as retiring	3,783
J. W. Atherton	SBP-P	66,969	All plans treated as retiring	669,693
	SERP	47,405	All plans treated as retiring	474,046
	Pension	N/A	1,894	911
A. N. Faulk	SBP-P	N/A	165,628	155,696
	SERP	N/A	0	198,992
	Pension	8,601	All plans treated as retiring	3,879
R. A. Reaves, Jr.	SBP-P	51,304	All plans treated as retiring	513,042
	SERP	46,504	All plans treated as retiring	465,040

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2017 following a change-in-control-related event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	Total ($)
A. L. Wilson	2,177,801	856,348	3,034,149
M. H. Feagin	541,184	398,240	939,424
J. W. Atherton	669,693	474,046	1,143,739
A. N. Faulk	163,399	208,838	372,237
R. A. Reaves, Jr.	513,042	465,040	978,082

The pension benefit amounts in the tables above were calculated as of December 31, 2017 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 2.35% discount rate.

Annual Performance Pay Program

The amount payable in the event of a change in control is the greater of target or the three-year historical average payout at the applicable business unit. Because actual payouts for the past three years were above the target level for all of the named executive officers, the amount that would have been payable to the named executive officers was the three-year historical average payout at the applicable business unit.

Stock Options, Performance Shares, PRSUs, and RSUs (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest, and performance shares vest at target. However, there is no payment associated with Equity Awards in that situation unless the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest, and performance shares vest at target.

For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 29, 2017. The value of performance shares, PRSUs, and RSUs is calculated using the closing price of Common Stock on December 29, 2017.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares, RSUs, and PSUs that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)			Total Number of Equity Awards Following Accelerated Vesting (#)			Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	RSUs/PRSUs	Stock Options	Performance Shares	RSUs/PRSUs
A. L. Wilson	0	28,774	5,032	175,508	28,774	5,032	2,818,501
M. H. Feagin	0	6,352	1,089	64,296	6,352	1,089	687,591
J. W. Atherton	0	6,359	1,077	8,300	6,359	1,077	414,120
A. N. Faulk	0	5,738	981	10,071	5,738	981	376,981
R. A. Reaves, Jr.	0	4,434	975	50,008	4,434	975	642,365

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

All of the named executive officers, except Ms. Faulk, were retirement-eligible as of December 31, 2017. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. For non-retirement-eligible employees, healthcare benefits would not become available until the participant reaches the age of 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing Ms. Faulk two years of healthcare insurance premiums is approximately $10,842.

Financial Planning Perquisite

An additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement for retirement-eligible named executive officers.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for good reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

•
As of December 31, 2017, the severance payment was two times the base salary and target payout under the annual Performance Pay Program for Mr. Wilson and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

•	The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.

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If any portion of the severance amount constitutes an "excess parachute payment" under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced unless the after-tax "unreduced amount" exceeds the after-tax "reduced amount." Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2017 in connection with a change in control.

Severance Amount ($)
A. L. Wilson	1,488,693
M. H. Feagin	412,627
J. W. Atherton	408,536
A. N. Faulk	371,987
R. A. Reaves, Jr.	369,418

PAY RATIO DISCLOSURE

The Company calculated a 2017 pay ratio of 16 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on payroll and employment records as of December 31, 2017 and the methodology described below.

The Company has over 1,200 employees. The median employee was determined based on an analysis of all Company employees as of December 31, 2017. The Company used total cash compensation as reported in Form W-2 for 2017 as the consistently applied compensation measure. A statistical sampling approach was then applied to identify employees who were expected to be paid within a +/- 0.1% range above and below our estimated median total cash compensation value. From this group, an employee was selected who was reasonably representative of the Company's median employee based on average employee tenure and age. Although certain exclusions are allowed by the SEC, no employees were excluded in identifying the median employee, and the Company did not annualize compensation for any employees. After identifying the median employee, the median employee’s annual total compensation was calculated in as follows:

•
The annual total compensation of the median employee calculated in accordance with the Summary Compensation Table requirements, was $145,731. The median employee's annual total compensation is comprised of approximately $91,000 in base salary, $14,000 in short-term incentive payout, and $41,000 in change in pension value and ESP matching contributions.

•	The Chief Executive Officer's annual total compensation, as reported in the Summary Compensation Table, was $2,277,149.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of independent Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2017, none of Southern Company's or the Company's Directors or executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees for Director, and executive officers as of December 31, 2017. It is based on information furnished by the Directors, nominees, and executive officers. The shares of Common Stock beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2017.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Individuals Have Right to Acquire Within 60 Days (3)
Carl J. Chaney	6,781	6,781	—
L. Royce Cumbest	13,036	13,036	—
Thomas M. Duff	—	—	—
Mark E. Keenum	4,220	4,220	—
Christine L. Pickering	11,125	5,531	—
Phillip J. Terrell	15,061	15,061	—
M. L. Waters	2,233	2,233	—
John W. Atherton	38,391	—	15,018
A. Nicole Faulk	19,453	—	16,136
Moses H. Feagin	91,227	—	71,011
R. Allen Reaves, Jr.	63,869	—	54,767
Anthony L. Wilson (4)	240,883	—	205,959
Directors, Nominees, and Executive Officers as a group (13 people) (5)	534,788	46,862	366,588

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.
(4)	The total amount shown in the Shares Beneficially Owned column for Mr. Wilson includes 10,095 shares where ownership is shared with a spouse/family member.
(5)	This list includes all executive officers serving as of December 31, 2017.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. L. Royce Cumbest, a Director of the Company, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc. During 2017, Merchants & Marine Bank furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with Merchants & Marine Bank in the future.

In 2017, Mr. Billy F. Thornton, Jr., an executive officer of the Company, had total compensation of $422,039. This total compensation amount was calculated in accordance with SEC rules and regulations.

The Company does not have a written policy pertaining solely to the approval or ratification of "related party transactions" and has a robust system for identifying potential related party transactions.

•
The Southern Company Audit Committee is responsible for overseeing the Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers, and Directors avoid conflicts of interest, defined as situations where the person's private interests conflict, or even appear to conflict, with the interests of Southern Company as a whole.

•
Southern Company also has a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for purchases of materials for $10,000 and above and for purchases of services for $25,000 and above or approval based on documented business needs for sole sourcing arrangements.

•
At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Southern Company or a subsidiary is involved and in which the executive officer, Director, or a related party has a direct or indirect material interest.

•	Southern Company also conducts a review of financial systems to identify potential conflicts of interest and related party transactions.

The approval and ratification of any related party transactions would be subject to these written policies and procedures which include:

•	A determination of the need for the goods and services;

•	Preparation and evaluation of requests for proposals by the lead support organization;

•	The writing of contracts;

•	Controls and guidance regarding the evaluation of the proposals; and

•	Negotiation of contract terms and conditions.

As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount. In the ordinary course of the Southern Company system's business, electricity is provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.